Exhibit 10.11
December 10, 2022

Mohit Marria

Dear Mo:

This letter of agreement and general release (“Agreement”) confirms our mutual agreement regarding the terms and conditions of your separation from employment with Chimera Investment Corporation and each of its parents, subsidiaries and affiliates (the “Company”). You and the Company agree as follows:

1.Last Day of Employment; Benefit Plans; Covenants and Obligations.
a.Your last day of employment with the Company will be December 10, 2022 (“Last Day of Employment”). You will cease to serve as an employee, Chief Executive Officer, Chief Investment Officer, and member of the Board of Directors as of the Last Day of Employment. In accordance with the terms and conditions of the Employment Agreement by and between you and the Company, effective January 1, 2019 (“Employment Agreement”), you are deemed to have resigned, effective as of the Last Day of Employment, from all positions you hold as an officer, director or fiduciary of the Company or any Company-related entity. You agree to execute and deliver to the Company any letters, documents and other instruments the Company reasonably requests that you sign and that are necessary or appropriate in connection with such resignations.
b.You will cease participating in all Company benefit plans as of the Last Day of Employment, except that your health coverage under the Company’s health plan will continue through the end of the calendar month in which the Last Day of Employment occurs, pursuant to the terms of such plan.
c.The noncompetition provision of the Employment Agreement (Section 7(f)(vi)) will expire on December 10, 2023.
d.The Company confirms that it will no longer monitor your brokerage information through Compliance 11 after the Last Day of Employment. Your obligation not to transfer certain shares of Company stock pursuant to Section 3(c) of the Employment Agreement will continue in effect according to its terms, and you will continue to be subject to the Company’s insider trading policy according to its terms.

1.Accrued Obligations; Pay in Lieu of Notice; Severance.
a.Regardless of whether you sign this Agreement:
i.You will receive any earned but unpaid base salary through the Last Day of Employment, less required deductions and withholdings, which shall be payable to you on the next regularly scheduled pay period following the Last Day of Employment, in accordance with the Company’s payroll policies and practices then in effect.

i.The Company will also pay you $184,931.51, less required deductions and withholdings, as pay in lieu of notice under your Employment Agreement in a lump sum payment within 30 days after the Last Day of Employment.
ii.You will receive prompt reimbursement of business expenses reasonably incurred by you but not yet reimbursed by the Company in accordance with the Company’s expense reimbursement policy, and any other vested benefits owed to you under the terms of the Company’s benefit plans.
b.Provided you timely sign and do not revoke this Agreement within twenty-one (21) days following the Last Day of Employment, and you otherwise comply with the terms and conditions of this Agreement, you will receive the following severance benefits (the “Severance Benefits”):

Exhibit 10.11
i.The Company will pay the aggregate amount of $7,730,400, less required deductions and withholdings. Such severance amount shall be paid to you in 18 equal monthly installments commencing within 60 days following the Last Day of Employment, and in accordance with the Company’s payroll policies and practices then in effect; provided the first installment will include any unpaid installments for the period prior to commencement and the final installment will be paid on or before the date that is 18 months after the Last Day of Employment.
ii.The Company will pay the 2022 annual cash bonus in the amount of $5,000,000, less required deductions and withholdings, on the date that the Company pays 2022 annual bonuses to other executives.
iii.Provided you timely elect coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will pay 100% of the monthly COBRA premiums incurred by you for you and your eligible dependents under the Company’s healthcare plan (as applicable) during the 12-month period following the Last Day of Employment. After such period, you will have the option to continue COBRA medical coverage at your expense under the terms of the Company’s health plan. Such reimbursement shall be provided on the payroll date immediately following the date on which you remit the applicable premium payment and shall commence within 60 days after the Last Day of Employment; provided that the first payment will include any reimbursements that would have otherwise been payable during the period beginning on the Last Day of Employment and ending on the date of the first reimbursement payment. Reimbursement payments will be taxable compensation to you. Additional information regarding COBRA coverage will be provided under separate cover.
iv.Your outstanding restricted stock units (“RSUs”) that vest solely on the basis of continued employment will vest in full as of the Last Day of Employment and will be paid on the date specified in the applicable RSU agreement.
v.Your outstanding performance stock units (“PSUs”) will continue to vest, subject only to the achievement by the Company of the applicable performance goals, as though such termination of employment had not occurred, and will be paid on the date specified in the applicable PSU agreement.
vi.The Company will pay $43,103.45, less required deductions and withholdings, in settlement of any obligation with respect to accrued but unused vacation time as of the Last Day of Employment, although the Company believes that you took all of your accrued vacation during employment.
vii.The Company will reimburse you up to $7,000 for reasonable legal expenses that you incur in connection with the review of this Agreement, which shall be paid within 60 days following the Last Day of Employment, provided you promptly submit an invoice for such services consistent with the Company’s expense reimbursement policy.
c.No Severance Benefits will be paid or provided unless you sign and do not revoke this Agreement after the Last Day of Employment. In the event of a material breach of your obligations under Section 7 of the Employment Agreement, the provisions of Section 5(i) of the Employment Agreement shall apply, and all Severance Benefits shall cease.
1.Release.
a.In consideration of your eligibility to receive the Severance Benefits provided for in Paragraph 2(b) above, to the fullest extent permitted by law, you, on behalf of yourself and any person or entity claiming by, through, or under you (including without limitation your heirs, executors, administrators, spouse, personal representatives and assigns), release and discharge the Company and its past, present and future subsidiaries, divisions, affiliates and parents, and their respective current and former officers, directors,

Exhibit 10.11
employees, attorneys, agents, benefit plans, and/or owners, in their capacities as such, and their respective successors and assigns, and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (collectively, the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, attorneys’ fees and costs, and demands whatsoever (“Claims”) which you (or any person or entity claiming by, through, or under you) have, had, or may have, against the Released Parties or any of them arising at any time from the beginning of the world to the date of each execution of this Agreement, whether known or unknown, accrued or unaccrued, contingent or noncontingent. The Claims described in this subsection (a) include without limitation, (i) any and all Claims relating to your employment with the Company and the cessation thereof, (ii) any and all Claims for discrimination based on age, sex, race, color, disability status, national origin, religion, or any other protected characteristic, including but not limited to, Claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000 et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq., the New York State and New York City Human Rights Laws, and all state and local analogues of such statutes, each as amended, (iii) any and all Claims under all federal, state, and local statutes, rules, regulations, or ordinances, each as amended, including but not limited to, the Family and Medical Leave Act of 1993, 29 U.S.C. §§ 2601 et seq., the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. §§2101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq., the New York Labor Laws, the New York Whistleblower Protection Statute (to the fullest extent they may be released under applicable law), the New York Civil Rights Law (N.Y. Civ. Rts. § 1, et seq.), the New York AIDS/HIV confidentiality law (N.Y. Public Health Law §2780), the New York Equal Pay Law, New York Off-duty Conduct Lawful Activities Discrimination Law, New York Sick Leave Law, New York State Labor Relations Act, Article 23-A of the New York State Corrections Law, New York Family Leave Law, New York Minimum Wage Act, New York Wage and Hour Law, New York Wage Payment Law, New York State Worker Adjustment and Retraining Notification Act, and retaliation provisions of New York Workers' Compensation Law, and (iv) any and all Claims under the common law of any jurisdiction, including but not limited to, breach of contract, defamation, interference with contractual/prospective contractual relations, invasion of privacy, promissory estoppel, negligence, breach of the covenant of good faith and fair dealing, fraud, infliction of emotional distress, and wrongful discharge; provided, however, that you do not release or discharge the Released Parties from the obligations described in Paragraph 3(d) below. It is your intention that the language relating to the description of Claims in this subsection (a) will be given the broadest possible interpretation permitted by law. It is understood that nothing in this Paragraph 3 is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to you, any such wrongdoing being expressly denied. You represent and warrant that you fully understand the terms of this Agreement, that you have been encouraged to seek, and have sought, the benefit of advice of legal counsel, and that you knowingly and voluntarily, of your own free will, without any duress, being fully informed, and after due deliberation, accept its terms and sign below as your own free act. Except as otherwise provided in this Agreement, you understand that as a result of executing this Agreement, you will not have the right to assert any Claims that the Company or any other of the Released Parties unlawfully terminated your employment or violated any of your rights in connection with your employment or otherwise.

Exhibit 10.11
b.You agree and covenant not to file, initiate, or join any lawsuit (either individually, with others, or as part of a class), in any forum, pleading, raising, or asserting any Claim(s) barred or released by this Agreement. If you do, and the action is found to be barred in whole or in part by this Agreement, you agree to pay the attorneys’ fees and costs, or the proportions thereof, incurred by the applicable Released Party in defending against those Claims that are found to be barred by this Agreement. Nothing in this Agreement precludes you from challenging the validity of this Agreement under the requirements of the Age Discrimination in Employment Act, and you will not be responsible for reimbursing the attorneys’ fees and costs of the Released Parties in connection with such a challenge to the validity of the release. You acknowledge that this Agreement applies to all Claims that you have under the Age Discrimination in Employment Act, and that, unless the release is held to be invalid, all of your Claims under that Act will be extinguished by execution of this Agreement. The parties further agree that nothing in this Agreement will preclude or prevent you from filing a charge with, providing information to, or cooperating with the U.S. Equal Employment Opportunity Commission, the U.S. Securities and Exchange Commission, or other government agency, as described in Paragraph 10 below, and you understand that you do not need the prior authorization of any of the Released Parties prior to taking any such action. You will not seek or accept any relief obtained on your behalf by any government agency, private party, class, or otherwise with respect to any Claims released in this Agreement, and, in the event you receive such monetary relief, the Company will be entitled to an offset for the payments made pursuant to such agreement. This Agreement does not limit your right to receive an award from any government agency that provides awards for providing information relating to a potential violation of law.
c.Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
d.Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits; (iii) any claim to vested benefits under the written terms of a qualified employee benefit plan; (iv) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (v) any claim or right that may arise after the execution of this Agreement; (vi) any claim or right you may have under this Agreement; (vii) any claim or right you have to indemnification, contribution, or defense pursuant to any applicable Company bylaw or insurance policy; or (viii) any claim that is not otherwise waivable under applicable law.
2.Violations of Any Law or of the Employment Agreement.
a.You hereby agree, promise and covenant that during your employment with the Company: (i) you did not violate any federal, state, or local law, statute, or regulation while acting within the scope of your employment with the Company; and (ii) you did not violate any of the obligations and restrictive covenants set forth in Section 7 of your Employment Agreement or set forth in the Confidentiality and Proprietary Rights Agreement executed between you and the Company as of November 16, 2015 (the “Employee Confidentiality Agreement”) (all matters described in clauses (i) and (ii), “Violations”).
b.You acknowledge and understand that if the Company should discover any such Violations as described in Paragraph 4(a) after your execution of this Agreement and/or

Exhibit 10.11
your separation from employment with the Company, it will be considered a material breach of this Agreement, and all of the Company’s obligations to you hereunder will become immediately null and void.
c.You further represent that: (i) you are not aware of any Violations committed by a Company employee, vendor, or customer acting within the scope of his/her/its employment or business with the Company that have not been previously reported to the Company; and (ii) to the extent you become aware of any such unreported Violations, you will report such Violations to the Company’s Legal Department prior to your execution of this Agreement or, with respect to any Violations of which you become aware after such date, within ten days after you become aware of such Violations. You also represent that the information contained in the financial statements of Company filed with Securities and Exchange Commission during the time you served as Chief Executive Officer or Chief Investment Officer of the Company fairly presents, in all material respects, the financial condition and results of operations of the Company at the dates of, and for the periods covered by, such financial statements.
3.Return of Company Documents and Property. Subject to Paragraph 10, you agree that, as of the date of this letter, you will deliver to the Company (and will not keep in your possession, recreate or deliver to anyone else) any and all software, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, Confidential Information (as defined in the Employment Agreement), other documents or property, or reproductions of any aforementioned items developed by you pursuant to your employment with the Company or otherwise belonging to the Company. Subject to Paragraph 10, to the extent you have retained any Company property or Confidential Information on any electronic or computer equipment belonging to you or under your control, you agree to so advise the Company and to permanently delete all such property or Confidential Information and all copies, and to allow the Company reasonable access to such equipment for purposes of permanently deleting all such property or Confidential Information. You shall provide such written assurances of your compliance with this Paragraph 5 as the Company may reasonably request.
4.No Additional Entitlements. You agree that: (i) you have received all entitlements due from the Company relating to your employment with the Company, including but not limited to, all wages earned, sick pay, vacation pay, overtime pay, and any paid and unpaid personal leave for which you were eligible and entitled, and that no other entitlements are due to you other than as set forth in this Agreement; and (ii) the Company shall have the right to deduct from the amounts payable pursuant to this Agreement any money owed to the Company by you for a loan or advance paid to you by the Company during your employment, when allowable by the loan agreement and applicable law.
5.Cooperation. You agree to give written notice to the Company of any third-party claim against the Company promptly after becoming aware of such claim, and cooperate with the Company, in good faith and upon reasonable request by the Company, in connection with any pending, potential or future claim, investigation or action that directly or indirectly relates to any action, event or activity about which you may have knowledge in connection with or as a result of your employment by the Company. Such cooperation will include all assistance that the Company, its counsel or representatives may reasonably request, including reviewing documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness, in each case consistent with your other obligations under this Agreement and with your other personal and professional commitments after the Last Day of Employment; provided, however, that the Company will promptly pay, or reimburse you for, any reasonable expense that you incur in connection with any cooperation under this Paragraph 7.
6.Confidentiality of the Agreement. Except as expressly permitted in Paragraph 10 of this Agreement or if otherwise required by law or publicly disclosed by the Company, you agree that you shall not disclose the existence of this Agreement, the terms of this Agreement, or the

Exhibit 10.11
circumstances giving rise to this Agreement, to any person other than your attorneys, immediate family members, accountants, or financial advisors.
7.Other Agreements and Obligations. The Company incorporates by reference, as if fully set forth herein, the restrictive covenants and inventions assignment provisions of the Employment Agreement (Sections 7 and 10), and the Employee Confidentiality Agreement. You agree that, notwithstanding anything in this Agreement to the contrary, the restrictions and obligations applicable to you as set forth in your Employment Agreement and Employee Confidentiality Agreement remain in full force and effect. For the avoidance of doubt, you acknowledge your ongoing obligations under, and agree to comply with Section 7 (Covenants) and Section 10 (Inventions) of the Employment Agreement for the durations as set forth therein, as well as the continuing applicability of Section 9 (Clawback Policy), Section 11 (Assignability; Binding Nature), Section 18 (Governing Law), and Section 19 (Resolution of Disputes) of the Employment Agreement, as well as the Employee Confidentiality Agreement. The Company acknowledges its agreements and obligations under Section 7 (Covenants) and Section 8 (Indemnification) of the Employment Agreement.
8.Permitted Conduct.
a.Notwithstanding anything in this Agreement or elsewhere, nothing shall prevent you from: (i) cooperating with, or participating in, any investigation conducted by any governmental agency; (ii) making truthful statements, or disclosing documents and information, (x) to the extent reasonably necessary in connection with any litigation, arbitration or mediation involving your rights or obligations under this Agreement or otherwise in connection with your employment with the Company (or the termination of such employment) or (y) when required by law, by legal process or by any court, arbitrator, mediator or legislative body (including any committee thereof) with actual or apparent jurisdiction to order you to make such statements or to disclose such documents and information, provided that you give the Company advance notice of any such disclosure to the extent legally allowable and that you also cooperate (at the Company’s sole expense) in good faith with any effort the Company may make to seek a protective order concerning the confidentiality of any such disclosure; (iii) retaining, and using appropriately (e.g., not in connection with violating any non-competition or non-solicitation restriction), documents and information relating to your personal rights and obligations and your rolodex (and electronic equivalents); (iv) disclosing your post-employment restrictions in confidence in connection with any potential new employment or business venture; (v) disclosing documents and information in confidence to any attorney, financial advisor, tax preparer, or other professional for the purpose of securing professional advice; or (vi) using and disclosing documents and information at the request of the Company or its attorneys or agents. Notwithstanding anything in this Agreement or elsewhere, nothing shall prohibit or restrict you from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. You do not need the prior authorization of the Company to engage in conduct protected by this subsection, and you do not need to notify the Company that you have engaged in such conduct.
9.Non-Admission. It is understood and agreed that neither the execution of this Agreement, nor the terms of the Agreement, constitute an admission of liability to you by the Company or the Company Releasees, and such liability is expressly denied. It is further understood and agreed

Exhibit 10.11
that no person shall use the Agreement, or the consideration paid pursuant thereto, as evidence of an admission of liability, inasmuch as such liability is expressly denied.
10.Acknowledgments. You hereby acknowledge that:
a.The Company has advised you to consult with an attorney before signing this Agreement;
b.You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement, or you have knowingly and voluntarily chosen not to do so;
c.You freely, voluntarily and knowingly entered into this Agreement after due consideration;
d.You have had and will have a minimum of twenty-one (21) days to review and consider this Agreement;
e.If you knowingly and voluntarily choose to do so, you may accept the terms of this Agreement before the twenty-one (21) day consideration period provided for in Paragraph 12(d) above has expired;
f.You have a right to revoke this Agreement by notifying the undersigned Company representative in writing, via hand delivery, facsimile or electronic mail, within seven (7) days of your execution of this Agreement, and that the Agreement does not become effective until that seven (7) day period has passed. To revoke, contact Kathleen Mikulski at Kathleen.Mikulski@chimerareit.com;

a.In exchange for your waivers, releases and commitments set forth herein, including your waiver and release of all claims arising under the Age Discrimination in Employment Act, the payments, benefits and other considerations that you are receiving pursuant to this Agreement exceed any payment, benefit or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein;

a.No promise or inducement has been offered to you, except as expressly set forth herein, and you are not relying upon any such promise or inducement in entering into this Agreement; and

a.You and the Company agree that changes to the Company’s offer contained in this Agreement, whether material or immaterial, will not restart the twenty-one (21) day consideration period provided for in Paragraph 12(d) above.
11.Miscellaneous.
a.Entire Agreement. Subject to Paragraph 9 above, and except as your Employment Agreement has been expressly incorporated by reference, this Agreement sets forth the entire agreement between you and the Company and replaces any other oral or written agreement between you and the Company relating to the subject matter of this Agreement.
b.Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties’ respective heirs, executors, administrators, legal representatives and assigns.
c.Governing Law. This Agreement shall be construed, performed, enforced and in all respects governed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.
d. Additionally, all disputes arising from or related to this Agreement (other than as described in subsection (e) below) shall be brought in a federal court situated in the State of New York, New York County, and the parties hereby expressly consent to the jurisdiction of such courts for all purposes related to resolving such disputes.
e.Arbitration. Any claim arising out of or relating to this Agreement will (except to the extent otherwise provided in Section 7(h)(i) of the Employment Agreement with respect to certain requests for injunctive relief) be resolved by binding confidential arbitration, to be held in the Borough of Manhattan in New York City, before a panel of three

Exhibit 10.11
arbitrators, in accordance with the employment dispute rules of the American Arbitration Association. Any award rendered by the panel will be accompanied by a written opinion setting forth in reasonable detail the basis for the award, and any such award may be entered in a court having jurisdiction thereof.
f.Severability. Should any provision of this Agreement be held to be void or unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.
g.Amendments. This Agreement may not be modified or amended, except upon the express written consent of both you and the Company.
h.Breach. You acknowledge that if you breach your commitments to the Company agreed upon in this Agreement, you will forfeit the Severance Benefits set forth in Paragraph 2(b) and will be subject to suit by the Company for damages and equitable relief relating to such breach.
i.Waiver. A waiver by either party hereto of a breach of any term or provision of the Agreement shall not be construed as a waiver of any subsequent breach.
j.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
k.Effective Date. This Agreement shall become effective upon the expiration of the seven (7) day revocation period provided for in Paragraph 12(g) above following the Last Day of Employment, provided that you have timely signed and not revoked this Agreement following the Last Day of Employment.
[Signature page follows]

If the above accurately states our agreement, including the separation, waiver and release, kindly sign below and return the original Agreement to me within twenty-one (21) days following the date you received this Agreement. I will sign it and return a copy to you.

Sincerely,

CHIMERA INVESTMENT CORPORATION

By: ______________________________

Title: ____________________________

Date: _____________________________

UNDERSTOOD, AGREED TO
AND ACCEPTED WITH THE
INTENTION TO BE LEGALLY BOUND:

__________________________________
Mohit Marria

Date: _____________________________

Exhibit 10.11

630 Fifth Avenue
Suite 2400
New York, NY 10111

December 30, 2022
Mohit Marria
Re: Notice of Revised Separation Agreement

Dear Mo:
As you are aware, Chimera Investment Corporation (the "Company") previously notified you of your termination of employment with the Company effective December 10, 2022, in accordance with the terms and conditions of the Employment Agreement. On December 11, 2022, the Company provided you with a separation agreement describing pay in lieu of notice and severance pay and benefits, which are contingent on your execution and non-revocation of the separation agreement within the timeframes set forth therein and your compliance with the terms of the separation agreement, including the covenants in your Employment Agreement.

The Company is offering you a revised separation agreement, which reflects the following changes: (i) the Company has added $1,000,000 to your aggregate severance pay, (ii) the Company is offering to reimburse you up to $7,000 in legal fees for review of the separation agreement, and (iii) the Company is offering you an additional payment equal to three (3) weeks of accrued vacation (even though the Company believes you have used all your accrued vacation for 2022). This is the Company's final offer.

As a reminder, the twenty-one (21) day review period for signing the separation agreement ends on January I. If you do not sign the enclosed separation agreement by January I, the severance offer will no longer be in effect after such date. Furthermore, whether or not you sign the separation agreement, you continue to remain bound by the restrictive covenants as described in your Employment Agreement (including confidentiality, non-competition, non-solicitation and non-disparagement covenants).

Please note that the Company understands that you have been communicating with employees of the Company, requesting Company information and accessing Company databases; such conduct must immediately cease. You are bound by the restrictive covenants in your Employment Agreement, and the Company expects you to comply with them.

Sincerely,

CHIMERA INVESTMENT CORPORATION